Exhibit 3.2

P. H. GLATFELTER COMPANY

Bylaw Amendment

Article IV of P. H. Glatfelter Company’s Bylaws, as amended, is amended and restated to read in its entirety as follows:

ARTICLE IV
STOCK AND CORPORATE SEAL

4.1 EXECUTION. Certificates representing shares of capital stock of the Company shall be signed by the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer, but where a certificate is signed by a transfer agent or a registrar, the signature of any corporate officer may be facsimile, engraved or printed.

4.2 UNCERTIFICATED SHARES.

(a) Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares, except that shares represented by a certificate that are issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Company. Within a reasonable time after the issuance or transfer of uncertificated shares, the Company shall, or shall instruct its transfer agent to, send to the registered owner (holder) thereof a written notice containing the information required to be set forth or stated on certificates. The rights and obligations of the holders of uncertificated shares and those of certificated shares, of the same class or series, shall be identical.

(b) The Board of Directors may prescribe procedures for the issuance and registration of transfer of uncertificated shares, and with respect to such other matters relating to uncertificated shares as the Board of Directors may deem appropriate.

(c) Each registered holder of capital stock represented by uncertificated shares shall be entitled, upon request to the custodian of the stock transfer books of the Company, or other person designated as the custodian of the records of uncertificated shares, to have physical certificates representing such shares registered in such holder’s name.

4.3 SEAL. The Company shall have a corporate seal which shall bear the name of the Company and State and year of its incorporation. The seal shall be in the custody of the Secretary and may be used by causing it or a facsimile to be impressed or reproduced upon or affixed to any document.